For Immediate Release

Pricester Completes Financing and Experiences Positive Growth
Added Funding To Assist With Planned Programs

Hollywood, FL [Feb 27, 2008] - Pricester.com, Inc. (PRCC), an Internet marketing and technology company, has successfully completed $200,000 in financing. The funding will be used to further support planned initiatives and strengthen the company's overall strategic positioning.

Pricester had recently announced the launch of Copia World, an online international directory of retailers, targeting travelers and global-minded consumers, as well as the introduction of its personality-anchored lifestyles websites to feature corporately sponsored editorial. Additionally, a letter of intent was signed to acquire Genesis Electronics, Inc., a high-tech company specializing in consumer applications for solar power and other alternative energy sources.

"Pricester is an innovative organization that's experiencing positive growth", said President and CEO Edward C. Dillon. "Added financing is an integral component. The continuing refinement of our operations and the addition of new products, services and expansion of the Pricester brand will keep us moving ahead", Dillon continued.

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Forward Looking Statements
Except for historical matters contained herein, the matters discussed in this release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these statements reflect numerous assumptions and involve risks and uncertainties that may affect Pricester.com, Inc., its business and prospects, and cause actual results to differ materially from these statements. Among these factors are Pricester.com, Inc.'s operations; competition; entry barriers; reliance on relationships; technological changes; demand for websites; introduction of new competitive ecommerce systems, pricing changes and timing by hardware and software vendors, and adequacy of supplies of new software.

In light of the risks and uncertainties in these forward-looking statements, they should not be regarded as a representation by Pricester.com, Inc. or any other person that the projected results, objectives or plans will be achieved. Pricester.com, Inc. undertakes no obligation to revise or update the forward-looking statements to reflect events or circumstances after the date hereof.

CONTACT:
          Investor Relations
          Pricester.com
          Ed Dillon, President & CEO
          (954) 272-1200
          edillon@pricester.com